Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ABM Industries Incorporated:

We consent to the use of our report dated December 22, 2017, with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries (“the Company”) as of October 31, 2017 and 2016, and the related consolidated statements of comprehensive income, stockholders' equity and cash flows, for each of the years in the three-year period ended October 31, 2017, and the related financial statement Schedule II, and the effectiveness of internal control over financial reporting as of October 31, 2017, incorporated by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated December 22, 2017, on the effectiveness of internal control over financial reporting as of October 31, 2017, contains an explanatory paragraph that states the Company acquired Mechanical Solutions, Inc. (“MSI”) on December 1, 2016, OFJ Connections Ltd (“OFJ”) on December 1, 2016, and GCA Holding Corp., the indirect parent company of GCA Services Group (“GCA”) on September 1, 2017. Management excluded these three businesses from its assessment of the effectiveness of the Company’s internal control over financial reporting as of October 31, 2017. MSI, OFJ, and GCA represented approximately 5% of the Company’s total consolidated assets (excluding goodwill and intangibles which are included within the scope of the assessment) and 4% of total consolidated revenues, as of and for the year ended October 31, 2017. Our audit of internal control over financial reporting of ABM Industries Incorporated and subsidiaries also excluded an evaluation of the internal control over financial reporting of MSI, OFJ, and GCA.

/s/ KPMG LLP

New York, New York

February 26, 2018